Exhibit 99.1

NEWS RELEASE	Contact:
American Realty Investors, Inc.
FOR IMMEDIATE RELEASE	Investor Relations
(800) 400-6407
investor.relations@amrealtytrust.com

CORRECTING and REPLACING American Realty Investors, Inc. Reports Second Quarter 2007 Results
DALLAS—(BUSINESS WIRE)—Aug. 17, 2007—2007: Please replace the release dated Aug. 15, 2007 with the following corrected version due to further multiple revisions.
The corrected release reads:
AMERICAN REALTY INVESTORS, INC. REPORTS SECOND QUARTER 2007 RESULTS
DALLAS (August 17, 2007) — American Realty Investors, Inc. (NYSE: ARL) (hereinafter referred to as “ARI” or “the Company”), a Dallas-based real estate investment company, announced today that the Company reported a net loss applicable to common shares of ($23.1) million or ($2.28) per share for the three months ended June 30, 2007 as compared to net income of $143,000 or $0.01 per share for the same period in 2006.
For the six months ended June 30, 2007, the Company reported a net loss of ($32.1) million or ($3.17) per share, as compared to a net loss of ($8.5) million or ($0.84) per share for the same period in 2006.
For the three and six month periods ended June 30, 2007, as compared to the same periods in 2006, higher operating income from acquisitions and completed developments was generally offset by a) increased interest expense due to acquisitions and refinancings and b) lower gains from fewer land and income-producing property sales.
For the three months ended June 30, 2007
ARI incurred a net loss of ($23.1) million for the three months ended June 30, 2007, including a loss from discontinued operations of ($2.2) million, as compared to net income of $143,000 for the three months ended June 30, 2006, including income from discontinued operations of $2.9 million and a gain on sale of land of $10.7 million. Fluctuations in this and other components of revenues and expense between the three month periods ended June 30, 2007 and 2006 are discussed below.
Rents increased to $52.1 million in 2007 as compared to $43.1 million in 2006. The increase is due to additional rental income from the completion of new apartment construction projects and acquisitions of commercial properties, including the Company’s January 2007 acquisition of the Parkwest I and II office buildings in Dallas, Texas.
Property operating expenses increased to $33.7 million in 2007 as compared to $30.2 million in 2006 due to the completion of new apartment projects and acquisition of commercial properties.
Depreciation and amortization increased to $7.6 million in 2007 as compared to $6.2 million in 2006 due to the completion of new construction projects in the current period as well as the acquisition of commercial properties in 2007.
General and administrative expenses increased to $3.8 million in 2007 as compared to $1.9 million in 2006 due principally to a one-time receipt of litigation settlement proceeds in 2006.
Mortgage and loan interest expense increased to $25.0 million in 2007 as compared to $19.2 million in 2006 due to an increase in mortgages payable related to acquisitions and refinancing of income-producing properties as well as land held for development.
ARI recognized no gains from land sales in the three month period ended June 30, 2007. In 2006, the Company sold 226 acres of land in seven separate transactions, generating net cash proceeds of $14.6 million and recognized gains of $10.7 million.
Income from discontinued operations swung to a net loss of ($2.2) million in 2007 from net income of $2.9 million in 2006. The decrease is primarily due to a loss on the sale of a single office building in 2007 compared to gains on the sale of two apartment projects in 2006. In 2007, ARI incurred a $2.4 million loss on the sale of an office building in Durham, North Carolina. In 2006, ARI sold two apartment properties in two separate transactions for sales prices totaling $9.2 million, generating $3.4 million in net cash proceeds and recognized gains of $3.3 million.

For the six months ended June 30, 2007
ARI incurred a net loss of ($32.1) million for the six months ended June 30, 2007, including income from discontinued operations of $78,000 and gain on land sales of $4.9 million, as compared to a net loss of ($8.5) million for the six months ended June 30, 2006, net of income from discontinued operations of $2.5 million and a gain on sale of land of $13.4 million. Fluctuations in this and other components of revenues and expense between the six month periods ended June 30, 2007 and 2006 are discussed below.
Rents increased to $103.2 million in 2007 as compared to $86.9 million in 2006. The increase is due to additional rental income from the completion of new apartment projects and the acquisition of commercial properties during 2007, including the Company’s January 2007 acquisition of the Parkwest I and II office buildings located in Dallas, Texas.
Property operating expenses increased to $66.2 million in 2007 as compared to $58.1 million in 2006 due to the completion of new apartment projects and acquisition of commercial properties.
Depreciation and amortization increased to $14.4 million in 2007 as compared to $12.3 million in 2006 due to the completion of new apartment projects and the acquisition of commercial properties in 2007.
General and administrative expenses increased to $8.5 million in 2007 as compared to $4.8 million in 2006 due to a one-time receipt of litigation settlement proceeds in 2006 along with increased legal expenses, consulting fees and other general expenses in 2007.
Mortgage and loan interest expense increased to $50.4 million in 2007 as compared to $37.2 million in 2006 due to an increase in mortgages payable related to acquisitions and refinancing of income-producing properties as well as land held for development.
Gain on land sales decreased to $4.9 million in 2007 as compared to $13.4 million in 2006. In 2007, the Company sold 42 acres in three separate transactions for sales prices totaling $9.6 million, generating net cash proceeds of $2.5 million and recognized gains of $4.9 million. In 2006, ARI sold 238 acres in nine separate transactions for sales prices totaling $40.9 million, generating net cash proceeds of $16.4 million and recognized gains of $13.4 million.
Income from discontinued operations decreased to $78,000 in 2007 from $2.5 million in 2006 due principally to lower gains on fewer sales of income-producing properties in 2007 as compared to 2006. In 2007, the Company sold two apartment projects in two separate transactions for sales prices totaling $28.8 million, generating net cash proceeds of $4.2 million and recognized gains of $4.4 million. These gains were offset by the $2.4 million loss on the sale of an office building in Durham, North Carolina as described above. In 2006, ARI sold two apartment properties in two separate transactions for sales prices totaling $9.2 million, generating net cash proceeds of $3.4 million and recognized gains of $3.3 million.
For the six month period ended June 30, 2007. ARI acquired over $112 million in income-producing properties, $14 million in land held for development and invested almost $92 million in residential and other development projects. These investments were financed principally with $107 million of acquisition-related debt, $84 million in construction and development financing, proceeds from land and income-producing property sales of $10 million, net proceeds from the refinancing of existing debt and advances from affiliated companies.
About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. For more information, go to ARI’s web site at www.amrealtytrust.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	June 30,	December 31,
	2007	2006
	(dollars in thousands)
	(unaudited)
Assets
Real estate held for investment	$1,503,291	$1,249,833
Less—accumulated depreciation	(185,046)	(178,029)

	1,318,245	1,071,804

Real estate held for sale, net of depreciation	42,153	134,593
Real estate subject to sales contract	65,174	66,027

Notes and interest receivable
Performance ($29,523 in 2007 and $28,541 in 2006 from affiliates)	58,262	50,668
Non-performing	23,253	2,963

	81,515	53,631
Less—allowance for estimated losses	(1,003)	(1,000)

	80,512	52,631

Marketable securities, at market value	11,226	9,038
Cash and cash equivalents	5,470	7,035
Restricted cash	4,168	6,000
Investments in equity investees	31,260	25,056
Other assets ($45,972 in 2007 and $52,793 in 2006 from affiliate)	139,847	121,487

	$1,698,055	$1,493,671

Liabilities and Stockholders’ Equity
Liabilities:
Notes payable ($8,036 in 2007 and $7,499 in 2006 to affiliates)	$1,265,046	$1,022,370
Liabilities related to assets held for sale	57,685	43,579
Liabilities subject to sales contract	32,224	58,816
Stock-secured notes payable	22,546	22,452
Accounts payable and other liabilities ($1,058 in 2007 and $5,839 in 2006 to affiliates)	117,734	107,771

	1,495,235	1,254,988

Commitments and contingencies

Minority interest	61,548	78,194

Stockholders’ equity:
Common Stock: $.01 par value, authorized 100,000,000 shares, issued 11,592,272 shares in 2007 and 2006	114	114
Preferred Stock: $2.00 par value, authorized 50,000,000 shares, issued and outstanding Series A 3,389,560 and 3,390,913 shares respectively in 2007 and 2006 (liquidation preference $33,909), including 900,000 shares in 2007 and 2006 held by subsidiaries	4,979	4,979
Additional paid-in capital	106,624	93,378
Treasury stock, at cost, 1,453,657 and 1,443,272 shares in 2007 and 2006, respectively	(15,588)	(15,146)
Retained earnings	43,236	75,380
Accumulated other comprehensive income	1,907	1,784

	141,272	160,489

	$1,698,055	$1,493,671

AMERICAN REALTY INVESTORS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(dollars in thousands)		(dollars in thousands)
Property revenue:
Rental and other property revenues ($352 in 2007 and $517 in 2006 from affiliates)	$52,111	$43,129	$103,218	$86,880
Expenses:
Property operating expenses ($4,419 in 2007 and 53,306 in 2006 to affiliates)	33,702	30,161	66,205	58,114
Depreciation and amortization	7,585	6,219	14,383	12,304
General and administrative ($1,761 in 2007 and $2,550 in 2006 to affiliates)	3,773	1,889	8,513	4,831
Advisory fee to affiliate	3,834	3,230	7,133	6,310

Total operating expenses	48,894	41,499	96,234	81,559

Operating income	3,217	1,630	6,984	5,321

Other income (expense):
Interest income from notes receivable ($816 in 2007 and $828 in 2006 from affiliates)	1,477	2,093	3,031	3,238
Gain (loss) on foreign currency transaction	(135)	2	(4)	4
Other income ($2,767 in 2007 and $2,085 in 2006 from affiliate)	1,726	405	4,270	2,013
Mortgage and loan interest ($363 in 2007 and $232 in 2006 to affiliates)	(25,027)	(19,160)	(50,420)	(37,219)
Net income fee to affiliate	—	—	705	—
Litigation settlement	—	1,434	24	1,804

Total other income (expense)	(21,959)	(15,226)	(42,394)	(30,160)

Loss before gain on land sales, minority interest and equity in income of unconsolidated real estate entities	(18,742)	(13,596)	(35,410)	(24,839)
Gain on land sales	—	10,668	4,897	13,408
Minority interest	(281)	(798)	(505)	32
Equity in income of unconsolidated real estate entities	—	86	—	261

Loss from continuing operations	(19,023)	(3,640)	(31,018)	(11,138)
Income tax benefit (expense)	(1,196)	1,545	42	1,343

Net loss from continuing operations	(20,219)	(2,095)	(30,976)	(9,795)

Income (loss) from discontinued operations	(3,417)	4,414	120	3,837
Income tax benefit (expense)	1,196	(1,545)	(42)	(1,343)

Net income (loss) from discontinued operations	(2,221)	2,869	78	2,494

Net income (loss)	(22,440)	774	(30,898)	(7,301)
Preferred dividend requirement	(624)	(631)	(1,246)	(1,245)

Net loss applicable to common shares	$(23,064)	$143	$(32,144)	$(8,546)

AMERICAN REALTY INVESTORS. INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(dollars in thousands)		(dollars in thousands)
Basic earnings per share:
Loss from continuing operations	$(2.06)	$(0.27)	$(3.18)	$(1.09)
Income (loss) from discontinued operations	(0.22)	0.28	0.01	0.25

Net income (loss) applicable to common shares	$(2.28)	$0.01	$(3.17)	$(0.84)

Diluted earnings per share:
Loss from continuing operations	$(2.06)	$(0.27)	$(3.18)	$(1.09)
Income (loss) from discontinued operations	(0.22)	0.28	0.01	0.25

Net income (loss) applicable to common shares	$(2.28)	$0.01	$(3.17)	$(0.84)

Weighted average common shares used in computing earnings per share:
Basic	10,141,525	10,149,000	10.141,525	10,149,000
Diluted	10,141,525	10,149,000	10,141,525	10,149,000